UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

INSPIREMD, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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InspireMD, Inc.

4 Menorat Hamaor St.

Tel Aviv, Israel 6744832

Telephone: (888) 776-6804

We Are Contacting You as a Reminder of a Critical Stockholder Vote. InspireMD Inc. Urges Stockholders to Vote FOR Reverse Stock Split Proposal

VOTE NOW BY CALLING KINGSDALE ADVISORS AT 1-866-581-1479.or collect at 1-416-867-2272 AND ONE OF OUR AGENTS WOULD BE HAPPY TO TAKE YOUR VOTE OVER THE PHONE.

Dear InspireMD Inc. (NSPR) Holdings Stockholder:

You should have already received proxy material related to InspireMD Inc.’s special stockholder meeting on March 17, 2021.

AMONG THE PROPOSALS STOCKHOLDERS ARE BEING ASKED TO VOTE ON IS PROPOSAL #1 AUTHORIZATION OF THE BOARD OF DIRECTORS, IN ITS DISCRETION BUT PRIOR TO THE ANNUAL MEETING OF OUR STOCKHOLDERS IN 2021, TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT A RATIO IN THE RANGE OF 1-FOR-5 TO 1-FOR-20, SUCH RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS (THE “REVERSE STOCK SPLIT PROPOSAL”).

As stated in InspireMD Inc.’s proxy statement:

Our board of directors is recommending the Reverse Stock Split for several important reasons. Firstly, the proposed Reverse Stock Split is needed in order to allow the Company to pursue listing our shares of common stock on The Nasdaq Capital Market. We believe that an uplisting of our common stock to The Nasdaq Capital Market will make our common stock more attractive to a broader range of investors than its current listing on the NYSE American. We believe that the Reverse Stock Split is our best option to meet one of the sets of criteria to obtain an initial listing on The Nasdaq Capital Market. The Nasdaq Capital Market requires, among other criteria, an initial bid price of least $4.00 per share or a closing price of at least $3.00 per share (or, if certain other conditions are met, which may not apply to us, a closing price of at least $2.00 per share), depending on the other quantitative listing standards that are met in connection with the initial listing. Following initial listing, The Nasdaq Capital Market requires that a listed company maintain a bid price of at least $1.00 per share. On March 8, 2021, the last reported sale price of our common stock on the NYSE American was $0.79 per share. A decrease in the number of outstanding shares of our common stock resulting from the Reverse Stock Split should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that our minimum bid price would remain over the minimum bid price requirement of The Nasdaq Capital Market following the Reverse Stock Split.

Lastly, we believe that the Reverse Stock Split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore to have less third-party analysis of the company available to investors. In addition, certain institutional investors or investment funds may be prohibited from buying stocks whose price is below a certain threshold. We believe that the reduction in the number of issued and outstanding shares of the common stock caused by the Reverse Stock Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Stock Split, may encourage interest and trading in our common stock and thus possibly promote greater liquidity for our stockholders, thereby resulting in a broader market for our common stock than that which currently exists. Finally, we believe that the intended increase in our stock price could decrease price volatility, as currently small changes in the price of our common stock result in relatively large percentage changes in the stock price.

For additional information on this and all proposals please refer to the company’s proxy statement at the following link:

https://www.sec.gov/Archives/edgar/data/1433607/000149315221003331/formdef14a.htm

The Board recommends all stockholders to vote in favor of this very important proposal.

If you have any questions or need assistance voting, please contact Kingsdale Advisors:

Toll free at 1-866-581-1479.

Collect at 1-416-867-2272

Email at contactus@kingsdaleadvisors.com